Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-136958 and No. 333-59568) pertaining to the O'Reilly Automotive, Inc. Profit Sharing and Savings Plan of our report dated June 26, 2015, with respect to the financial statements and supplemental schedule of the O'Reilly Automotive, Inc. Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young, LLP

Kansas City, Missouri
June 26, 2015